EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2023 RESULTS

~ Fiscal 2023 Net Sales of $751.9 million ~

~ Fiscal 2023 EPS of $4.12 and Fiscal 2023 Adjusted EPS of $4.22 ~

~ Fourth Quarter Net Sales of $194.3 million ~

~ Fourth Quarter EPS of $1.00 and Fourth Quarter Adjusted EPS of $1.03 ~

~ Board Declares Special Dividend in Addition to Regular Quarterly Dividend ~

Paramus, NJ – March 23, 2023 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2023 results for the periods ended January 31, 2023.

Fiscal Year 2023 Highlights (See attached table for GAAP and Non-GAAP measures)

•	Delivered topline growth of 2.7% or 7.0% on a constant dollar basis year over year;
•	Generated gross margin of 57.7% as compared to 57.2% last year;
•	Generated operating income of $120.4 million as compared to $117.5 million in the prior year. Adjusted operating income was $123.2 million as compared to adjusted operating income of $119.7 million in fiscal 2022;
•	Achieved diluted earnings per share of $4.12 as compared to $3.87 in the prior year. Adjusted diluted earnings per share was $4.22 as compared to $3.94 in fiscal 2022; and
•	Ended the year with cash of $251.6 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We managed our business well throughout the year, driving Movado Group to a record year for net sales and operating income with expansion in gross profit margin, as compared to fiscal 2022. We achieved this while generating fourth quarter results that, as expected, moderated from the fourth quarter of the prior year. These results follow a record performance in fiscal 2022 and reflect the power of our global portfolio of brands and the disciplined execution of our strategy by our organization. I am extremely proud of our teams for their contributions in the current operating environment.”

Mr. Grinberg continued, “As we look ahead, we believe we will continue to face a difficult retail market in our largest regions, the U.S. and Europe. We have a strong portfolio of brands that we will continue to support with strong product innovation and marketing programs. While we continue to maintain a disciplined approach to managing expenses and inventory levels, we will make the marketing investments behind our biggest brands to ensure that we emerge from the current environment in the strongest position and lay a solid foundation for future growth. Our strong balance sheet, with over $251 million in cash and no debt, allows us to navigate through this period of uncertainty while continuing to invest behind our brands, our teams and our customers. We are pleased that our Board of Directors approved a special dividend of $1.00 per share, in addition to our regular quarterly dividend of $0.35 per share, demonstrating confidence in the future performance of our business and returning value to our shareholders.”

Fiscal Fourth Quarter Highlights (See attached table for GAAP and Non-GAAP measures)

•	Delivered net sales of $194.3 million versus $206.0 million in the prior year period;
•	Generated gross margin of 56.2% as compared to 58.7% in the fourth quarter of fiscal 2022;
•	Generated operating income of $26.1 million as compared to $38.2 million in the prior year period. Adjusted operating income was $26.8 million as compared to adjusted operating income of $37.9 million in the fourth quarter of fiscal 2022; and
•	Achieved diluted earnings per share of $1.00 as compared to $1.33 in the prior year period. Adjusted diluted earnings per share was $1.03 as compared to $1.32 in the fourth quarter of fiscal 2022.

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Fourth quarter fiscal 2023 results of operations included the following charges:

•	a $0.6 million pre-tax charge, or $0.5 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton; and
•	a $0.1 million pre-tax and after-tax charge, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT.

Fourth quarter fiscal 2022 results of operations included the following charges and benefits:

•	a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton;

•	a $0.1 million pre-tax and after-tax charge, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT; and
•	a $1.1 million pre-tax benefit, or $0.8 million after tax, representing $0.04 per diluted share, due to a change in estimate related to corporate initiative charges recorded primarily in response to the COVID-19 pandemic.

In this press release, references to “adjusted” results exclude the impact of the above charges and benefits, as well as the items described in the Non-GAAP Items section of the Company’s earnings releases for the first, second and third quarter of fiscal year 2023, in deriving the adjusted results for the twelve months ended January 31, 2023 and January 31, 2022. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Fourth Quarter Fiscal 2023 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 5.7% to $194.3 million, or decreased 2.8% on a constant dollar basis, compared to $206.0 million in the fourth quarter of fiscal 2022. The decrease in net sales reflected a decline in wholesale sales, partially offset by an increase in Movado Company stores. U.S. net sales decreased 6.3% as compared to the fourth quarter of last year. International net sales decreased 5.0% as compared to the fourth quarter of last year and increased 0.6% on a constant dollar basis as compared to the prior year period.
•	Gross profit was $109.3 million, or 56.2% of net sales, compared to $120.8 million, or 58.7% of net sales in the fourth quarter of fiscal 2022. The decrease in gross margin percentage was primarily the result of the unfavorable changes in channel and product mix and unfavorable impact of foreign currency exchange rates.
•	Operating expenses increased to $83.1 million in the fourth quarter of fiscal 2023 from $82.6 million in the fourth quarter of fiscal 2022. Adjusted operating expenses were $82.4 million compared to $82.9 million in the prior year period. This decrease was primarily due to lower performance-based compensation, partially offset by higher payroll-related expenses and higher marketing expenses. As a percent of sales, adjusted operating expenses increased to 42.4% of sales from 40.3% in the prior year period due to lower sales.
•	Operating income was $26.1 million compared to $38.2 million in the fourth quarter of fiscal 2022. Adjusted operating income was $26.8 million for the fourth quarter of fiscal 2023 and $37.9 million for the prior year period.
•	The Company recorded a tax provision of $4.0 million, as compared to a tax provision of $6.6 million in the fourth quarter of fiscal 2022. Based upon adjusted pre-tax income, the adjusted tax provision was $4.2 million, or an adjusted tax rate of 14.8%, as compared to an adjusted tax provision of $6.5 million, or an adjusted tax rate of 17.1%, in the fourth quarter of fiscal 2022.

•	Net income for the fourth quarter of fiscal 2023 was $22.7 million, or $1.00 per diluted share, compared to net income of $31.4 million, or $1.33 per diluted share, in the fourth quarter of fiscal 2022. Adjusted net income for the fiscal 2023 period was $23.3 million, or $1.03 per diluted share, compared to adjusted net income of $31.2 million, or $1.32 per diluted share, for the fourth quarter of fiscal 2022.

Full Year Fiscal 2023 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 2.7% to $751.9 million, or increased 7.0% on a constant dollar basis, compared to net sales of $732.4 million in fiscal 2022. The increase in net sales reflected growth in the International wholesale business and Movado Company Stores. U.S. net sales decreased 3.5% compared to last year. International net sales increased 8.2% as compared to last year and increased 16.4% on a constant currency basis.
•	Gross profit was $433.9 million, or 57.7% of net sales, compared to gross profit of $419.1 million, or 57.2% of net sales, in fiscal 2022. The year over year increase in gross margin percentage was primarily the result of favorable changes in channel and product mix, partially offset by unfavorable impact of foreign currency exchange rates and increased shipping costs.
•	Operating expenses were $313.5 million in fiscal 2023 compared to $301.6 million in fiscal 2022. For fiscal 2023, adjusted operating expenses were $310.7 million versus $299.4 million in fiscal 2022. This increase was primarily due to higher payroll-related costs, higher marketing expenses and certain other operating expenses to support the increase in net sales, partially offset by lower performance-based compensation.
•	Operating income was $120.4 million in fiscal 2023 as compared to operating income of $117.5 million in fiscal 2022. Adjusted operating income for fiscal 2023 was $123.2 million compared to adjusted operating income for fiscal 2022 of $119.7 million.
•	The tax provision was $24.9 million in fiscal 2023 compared to a tax provision of $24.8 million in fiscal 2022. Based upon adjusted pre-tax income, the adjusted tax provision was $25.4 million, or an adjusted effective tax rate of 20.4% in fiscal 2023, as compared to an adjusted tax provision of $25.2 million, or an adjusted effective tax rate of 21.1% in fiscal 2022.
•	Net income was $94.5 million, or $4.12 per diluted share, for fiscal 2023, compared to net income of $91.6 million, or $3.87 per diluted share, for fiscal 2022. Adjusted net income in fiscal 2023 was $96.8 million or $4.22 per diluted share. This compares to adjusted net income for fiscal 2022 of $93.4 million or $3.94 per diluted share.

Fiscal 2024 Outlook

The Company expects fiscal 2024 net sales to be in a range of approximately $725.0 million to $750.0 million, gross profit of approximately 56.0% of net sales, and operating income in a range of $80.0 million to $85.0 million. Assuming no changes to the current tax regulations, the Company anticipates an effective tax rate of approximately 22% for the fiscal year and earnings of $2.70 to $2.90 per diluted share. The outlook excludes approximately $2.1 million of amortization of acquired intangible assets for fiscal 2024 related to the Olivia Burton and MVMT brands. For the first half of fiscal 2024, the Company expects sales to decline in a range of 9% to 12% relative to the prior-year period as it anniversaries the record first half results of fiscal 2023. This outlook does not contemplate further deterioration due to the impact of economic uncertainty, and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Special Dividend, Quarterly Dividend and Share Repurchase Program

The Company also announced today that on March 23, 2023, the Board of Directors approved the payment on April 19, 2023 of a special cash dividend in the amount of $1.00 per share as well as the regular quarterly cash dividend in the amount of $0.35 per share. Both dividends are payable on each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on April 5, 2023.

During the fourth quarter of fiscal 2023, the Company repurchased approximately 103,500 shares under its November 23, 2021 share repurchase program. As of January 31, 2023, the Company had $21.0 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, March 23, 2023 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on March 23, 2023 until 11:59 p.m. ET on April 6, 2023 and can be accessed by dialing 844-512-2921 and entering replay pin number 13736686.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses, adjusted operating income, adjusted pre-tax income, adjusted tax provision and adjusted net income, which are gross profit, gross margin, operating expenses, operating income, pre-tax income, tax provision and net income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions and corporate initiatives. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions and corporate initiatives. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions and corporate initiatives. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters and pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions, delivery delays and increased shipping costs, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic, the impact of international hostilities, including the Russian invasion of Ukraine, on global markets, economies and consumer spending, on energy and shipping costs and on the Company’s supply chain and suppliers, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies; the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2023	2022	2023	2022

Net sales	$194,273	$205,975	$751,898	$732,393

Cost of sales	85,017	85,139	318,003	313,328

Gross profit	109,256	120,836	433,895	419,065

Total operating expenses	83,124	82,637	313,541	301,574

Operating income	26,132	38,199	120,354	117,491

Non-operating income/(expense):
Other income	1,365	87	2,069	530
Interest expense	(162)	(106)	(518)	(688)

Income before income taxes	27,335	38,180	121,905	117,333

Provision for income taxes	4,014	6,568	24,882	24,774

Net income	23,321	31,612	97,023	92,559

Less: Net income attributable to noncontrolling interests	595	237	2,495	960

Net income attributable to Movado Group, Inc.	$22,726	$31,375	$94,528	$91,599

Diluted Income Per Share Information
Net income attributable to Movado Group, Inc.	$1.00	$1.33	$4.12	$3.87

Weighted diluted average shares outstanding	22,708	23,629	22,955	23,679

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	As Reported
	Three Months Ended
	January 31,		% Change

	2023	2022

Total net sales, as reported	$194,273	$205,975	-5.7%

Total net sales, constant dollar basis	$200,116	$205,975	-2.8%

	As Reported
	Twelve Months Ended
	January 31,		% Change

	2023	2022

Total net sales, as reported	$751,898	$732,393	2.7%

Total net sales, constant dollar basis	$783,680	$732,393	7.0%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income/(Loss)	Pre-tax Income/(Loss)	Provision/(Benefit) for Income Taxes	Net Income/(Loss) Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended January 31, 2023
As Reported (GAAP)	$194,273	$109,256	$83,124	$26,132	$27,335	$4,014	$22,726	$1.00
Olivia Burton Costs (1)	–	–	(627)	627	627	119	508	0.02
MVMT Costs (2)	–	–	(71)	71	71	17	54	0.00
Adjusted Results (Non-GAAP)	$194,273	$109,256	$82,426	$26,830	$28,033	$4,150	$23,288	$1.03

Three Months Ended January 31, 2022
As Reported (GAAP)	$205,975	$120,836	$82,637	$38,199	$38,180	$6,568	$31,375	$1.33
Olivia Burton Costs (1)	–	–	(699)	699	699	133	566	0.03
MVMT Costs (2)	–	–	(89)	89	89	22	67	0.00
Corporate Initiatives (3)	–	–	1,064	(1,064)	(1,064)	(231)	(833)	(0.04)
Adjusted Results (Non-GAAP)	$205,975	$120,836	$82,913	$37,923	$37,904	$6,492	$31,175	$1.32

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income/(Loss)	Pre-tax Income/(Loss)	Provision/(Benefit) for Income Taxes	Net Income/(Loss) Attributable to Movado Group, Inc.	Diluted EPS
Twelve Months Ended January 31, 2023
As Reported (GAAP)	$751,898	$433,895	$313,541	$120,354	$121,905	$24,882	$94,528	$4.12
Olivia Burton Costs (1)	–	–	(2,551)	2,551	2,551	485	2,066	0.09
MVMT Costs (2)	–	–	(299)	299	299	72	227	0.01
Adjusted Results (Non-GAAP)	$751,898	$433,895	$310,691	$123,204	$124,755	$25,439	$96,821	$4.22

Twelve Months Ended January 31, 2022
As Reported (GAAP)	$732,393	$419,065	$301,574	$117,491	$117,333	$24,774	$91,599	$3.87
Olivia Burton Costs (1)	–	–	(2,860)	2,860	2,860	544	2,316	0.10
MVMT Costs (2)	–	–	(424)	424	424	106	318	0.01
Corporate Initiatives (3)	–	–	1,064	(1,064)	(1,064)	(231)	(833)	(0.04)
Adjusted Results (Non-GAAP)	$732,393	$419,065	$299,354	$119,711	$119,553	$25,193	$93,400	$3.94

(1)	Related to the amortization of acquired intangible assets for Olivia Burton.
(2)	Related to the amortization of acquired intangible assets and the MVMT brand's deferred compensation, where applicable.
(3)	Related to a change in estimate related to corporate initiative charges recorded primarily in response to the COVID-19 pandemic.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,	January 31,
	2023	2022
ASSETS

Cash and cash equivalents	$251,584	$277,128
Trade receivables, net	94,282	91,558
Inventories	186,203	160,283
Other current assets	24,212	16,974
Income taxes receivable	10,908	7,941
Total current assets	567,189	553,884

Property, plant and equipment, net	18,699	19,470
Operating lease right-of-use assets	80,897	68,599
Deferred and non-current income taxes	44,490	42,596
Other intangibles, net	9,642	13,507
Other non-current assets	66,788	63,104
Total assets	$787,705	$761,160

LIABILITIES AND EQUITY

Accounts payable	$32,085	$46,011
Accrued liabilities	46,720	48,522
Accrued payroll and benefits	17,343	25,117
Current operating lease liabilities	17,681	13,693
Income taxes payable	28,591	18,123
Total current liabilities	142,420	151,466

Deferred and non-current income taxes payable	15,163	19,614
Non-current operating lease liabilities	70,910	62,730
Other non-current liabilities	48,668	50,264

Redeemable noncontrolling interest	—	2,311

Shareholders' equity	507,606	472,808

Noncontrolling interest	2,938	1,967
Total equity	510,544	474,775

Total liabilities, redeemable noncontrolling interest and equity	$787,705	$761,160

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended January 31,
	2023	2022
Cash flows from operating activities:
Net income	$97,023	$92,559
Non-cash corporate initiatives	—	(926)
Depreciation and amortization	10,809	12,463
Other non-cash adjustments	9,540	9,292
Changes in working capital	(58,650)	13,487
Changes in non-current assets and liabilities	(4,381)	3,939
Net cash provided by operating activities	54,341	130,814

Cash flows from investing activities:
Capital expenditures	(7,085)	(5,656)
Long-term investments	(3,263)	(1,967)
Trademarks and other intangibles	(202)	(291)
Net cash used in investing activities	(10,550)	(7,914)

Cash flows from financing activities:
Repayment of bank borrowings	—	(21,140)
Dividends paid	(31,363)	(21,973)
Stock repurchase	(31,413)	(22,599)
Purchase of incremental ownership of joint venture	(1,886)	—
Distribution of noncontrolling interest earnings	(1,056)	(1,230)
Stock awards and options exercised and other changes	489	324
Contributions from noncontrolling interest	—	298
Debt issuance cost	(85)	(294)
Net cash used in financing activities	(65,314)	(66,614)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,014)	(2,993)
Net change in cash, cash equivalents, and restricted cash	(25,537)	53,293
Cash, cash equivalents, and restricted cash at beginning of period	277,716	224,423

Cash, cash equivalents, and restricted cash at end of period	$252,179	$277,716

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$251,584	$277,128
Restricted cash included in other non-current assets	595	588
Cash, cash equivalents, and restricted cash	$252,179	$277,716